UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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TURTLE BEACH CORPORATION

(Name of Registrant as Specified In Its Charter)

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On May 1, 2023, Turtle Beach Corporation issued a press release, a copy of which is filed as Exhibit A.

2

Exhibit A

Turtle Beach Announces CEO Transition Plan and Governance Actions

Board Comments on Engagement with Immersion

WHITE PLAINS, N.Y.—May 1, 2023—Turtle Beach Corporation (Nasdaq: HEAR, the “Company”), a leading gaming headset and audio accessory brand, today announced that its Board of Directors (the “Board”) has unanimously taken a series of actions consistent with its commitment to acting in the best interest of its shareholders and ensuring best-in-class governance practices. These actions are aligned with shareholder feedback and include:

•	Implementation of a CEO succession plan, effective June 30, 2023;

•	Election of a new independent Chairman and separation of CEO and Chairman roles going forward;

•	Decision by two long tenured directors, Mr. Stark and Mr. Keitel, to not stand for re-election at 2023 Annual Stockholder Meeting;

•	Reorganization of Board Committees, including Committee Chairs.

CEO Transition Plan

Juergen Stark, who has served as CEO since 2012 and Chairman since 2020, has informed the Board of his intention to step down from both roles. Mr. Stark will step down from his role as Chairman, effective immediately, and as CEO, effective June 30, 2023. The Board has launched a search for a permanent CEO, which will include internal and external candidates. If a permanent successor has not been identified by June 30, 2023, the Company will appoint an interim CEO.

Mr. Stark said, “It has been an honor to lead Turtle Beach through a comprehensive transformation and work alongside such an incredibly talented team. Turtle Beach is executing a clearly defined strategy, and both the Board and I believe that now is the right time to initiate this transition of leadership responsibilities. The Company has the most exciting product plans for the next 18 months that we’ve had in my ten years here and that, combined with the excellent leadership team, positions the Company well for continued success and value creation.”

Julia Sze, Chair of the Nominating and Governance Committee said, “On behalf of the Board, I would like to thank Juergen for his many years of leadership, including through difficult market conditions in 2022. Since joining as CEO in 2012, Juergen has driven Turtle Beach’s leadership in console gaming headsets and expansion into new categories. We are grateful for his commitment to the Company and wish him well in the future.”

Governance Actions

In connection with Mr. Stark’s decision to step down as Chairman, the Board has elected to separate the roles of Chairman of the Board and CEO going forward and has unanimously elected Terry Jimenez as non-executive Chairman of the Board. Mr. Jimenez joined the Board in October 2022 as an independent director nominated by one of the Company’s largest shareholders and brings meaningful public company expertise and business and financial experience to the boardroom. Mr. Jimenez most recently served as Chief Executive Officer, President and board member at Tribune Publishing Company, a media company, and previously served as its Chief Financial Officer.

In addition, both Mr. Stark and William Keitel, Lead Independent Director, have informed the Board that they will not stand for re-election at the Company’s 2023 Annual Meeting, and Mr. Keitel will step down from his role as Lead Independent Director, effective immediately, a role the Board does not intend to fill in light of the appointment of a non-executive Chairman. The Board intends to appoint a shareholder representative in Mr. Keitel’s place, to be nominated for election at the 2023 Annual Meeting.

“I am honored to take on the role of Board Chair and to continue working closely with my fellow Board members and management to engage with and enhance value for Turtle Beach shareholders,” said Mr. Jimenez. “On behalf of the Board, I would also like to thank Bill for his many years of service and contributions as a director. Since joining the Board in 2014, he has helped guide the Company through its business transformations and the Company has benefited from his valuable perspectives.”

Additionally, the Board is announcing a reorganization of its committees, including the committee chairs. The new committees will be organized as follows:

•	Audit Committee: Katherine Scherping (Chair), Greg Ballard and Dr. Andrew Wolfe

•	Compensation Committee: Michelle Wilson (Chair), Brian Stech and Julia Sze

•	Nominating and Corporate Governance Committee: Julia Sze (Chair), Terry Jimenez, Katherine Scherping and Dr. Andrew Wolfe

The Board continues to be focused on value enhancing or strategic actions that would be in the interest of all shareholders.

Engagement with Immersion

The Company has engaged in good faith with Immersion Corporation (Nasdaq: IMMR, “Immersion”) since their initial outreach in an attempt to reach an agreement that would avoid a proxy contest. To that end, Turtle Beach offered to enter into a short term NDA with Immersion on April 30, in an attempt to share today’s announcements. Furthermore, on April 30, the Board sent a letter to Immersion, indicating why after extensive due diligence it is unable to accept the terms that Immersion most recently proposed, along with a further counter-proposal, which it believes is in the best interest of all Turtle Beach shareholders.

The Turtle Beach Board remains open to finding a mutually acceptable agreement that is in the best interests of all shareholders.

The date of the Company’s 2023 Annual Stockholder Meeting has not yet been announced. Turtle Beach shareholders are not required to take any action at this time.

First Quarter 2023 Earnings Call

As previously announced, the Company is set to report first quarter 2023 financial results on Thursday, May 4, 2023. Turtle Beach expects to report year-over-year increases in revenue and improved Adjusted EBITDA for the first quarter of 2023.

Dechert LLP and Vinson & Elkins L.L.P. are serving as legal advisors to the Company.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “goal”, “project”, “intend” and similar expressions, or the negatives thereof, constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current beliefs and expectations, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to logistic and supply chain challenges, the substantial uncertainties inherent in the acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business, including the integration of any businesses we acquire and the integration of such businesses within our internal control over financial reporting and operations, our indebtedness, the Company’s liquidity, and other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and the Company’s other periodic reports filed with the SEC. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the Annual Meeting. The Company intends to file a definitive proxy statement and a WHITE proxy card with the SEC in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s definitive proxy statement for the 2022 Annual Meeting of Shareholders contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4 and 5, which are available on the Company’s website at https://corp.turtlebeach.com/ or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2022. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the Annual Meeting. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at https://corp.turtlebeach.com/.

About Turtle Beach Corporation

Turtle Beach Corporation (corp.turtlebeach.com) is one of the world’s leading gaming accessory providers The Company’s namesake Turtle Beach brand (www.turtlebeach.com) is known for designing best-selling gaming headsets, top-rated game controllers, and groundbreaking gaming simulation accessories. Innovation, first-to-market features, a broad range of products for all types of gamers, and top-rated customer support have made Turtle Beach a fan-favorite brand and the market leader in console gaming audio for over a decade. Turtle Beach’s ROCCAT brand (www.roccat.com) combines detail-loving German innovation with a genuine passion for designing the best PC gaming products, including award-winning keyboards, mice, headsets, mousepads, and other PC accessories. Turtle Beach’s shares are traded on the Nasdaq Exchange under the symbol: HEAR.

Contacts

Media Information:

Joele Frank, Wilkinson Brimmer Katcher

Jed Repko / Nick Lamplough / Arielle Rothstein

212.355.4449

Investor Information:

Cody Slach or Alex Thompson

Gateway Investor Relations

949.574.3860

hear@gatewayir.com